EXHIBIT 21.1


         Listed below are the subsidiaries of the Registrant, its percentage ownership in the subsidiary, along with the total number of active subsidiaries directly or indirectly owned by each subsidiary as of March 31, 2004.

                                  % Ownership        U.S.         non-U.S.

Emir Oil, LLP, Kazakhstan             70%             --             --